Exhibit 99.1

Ken Volk, Corporate Communications

(301) 968-6390

FOR IMMEDIATE RELEASE

THE MILLS ISSUES STATEMENT IN RESPONSE TO INQUIRIES

CHEVY CHASE, MD (January 9, 2007) – In response to inquiries received today, The Mills Corporation (NYSE:MLS) issued the following statement:

As the Company announced earlier today, The Mills’ Audit Committee has completed its comprehensive investigation into various issues related to the Company’s historical accounting policies and practices.

As indicated in a Form 8-K filed with the Securities and Exchange Commission (“SEC”) in December 2006, the Company has successfully negotiated an extension of its senior term loan with Goldman Sachs Mortgage Company, as administrative agent, and the Company believes that it will remain in compliance with the terms of this loan. As was the case prior to that extension, the Company has the ability to request a further extension, subject to certain conditions detailed in its SEC filings.

The Mills continues to be actively engaged in the exploration of strategic alternatives, and the Company believes that the completion of the Audit Committee investigation and the extension of its senior term loan are two important components to the successful completion of this process.

For more information, please see the Form 8-K filed by the Company with the SEC earlier today.

About The Mills Corporation

The Mills Corporation, based in Chevy Chase, MD, is a developer, owner and manager of a diversified portfolio of retail destinations, including regional shopping malls and market-dominant retail and entertainment centers. It currently owns 38 properties in the United States totaling approximately 47 million square feet. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s website at www.themills.com.

Statements in this press release that are not historical, including, among other things, as to the anticipated impacts of the pending restatement of the Company’s and TMLP’s financial statements and changes in accounting principles and the amount of the impairment charges that are expected to be recorded, may be deemed forward-looking statements within the meaning of the federal securities laws. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that its actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties, including the identification of any additional matters requiring adjustment, completion of the restated financial statements, the length of time needed for E&Y to complete their procedures, any actions taken by the SEC or other factors. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

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